CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated February 3, 1999, with respect to the financial statements of International Public Relations plc included in the Annual report (Form 10-K) of The Interpublic Group of Companies, Inc. for the year ended December 31, 1999 in the Registration
Statements:

(Form S-3) filed with the Securities and Exchange Commission on August 25, 2000, (Form S-8 Nos. 2-79071, 2-43811, 2-56269, 2-61346, 2-64338, 2-67560, 2-72093,
2-88165, 2-90878, 2-97440 and 33-28143) pertaining variously to the Stock Option Plan (1971), the Stock Option Plan (1981), the Stock Option Plan (1988) and the Achievement Stock Award Plan of The Interpublic Group of Companies, Inc., (Form S-8 Nos. 2-53544, 2-91564, 2-98324, 33-22008, 33-64062, and 33-61371) pertaining variously to the Employee Stock Purchase Plan (1975), the Employee Stock Purchase Plan (1985) and the Employee Stock Purchase Plan (1995) of The Interpublic Group of Companies, Inc., (Form S-8 Nos. 33-20291 and 33-2830) relating to the Management Incentive Compensation Plan of The Interpublic Group of Companies, Inc., (Form S-8 Nos. 33-5352, 33-21605, 333-4747 and 333-23603)
pertaining to the 1986 Stock Incentive Plan, the 1986 United Kingdom Stock Option Plan and the 1996 Stock Incentive Plan, of The Interpublic Group of Companies, Inc., (Form S-8 Nos. 33-10087 and No. 33-25555) pertaining to the Long-Term Performance Incentive Plan of The Interpublic Group of Companies, Inc., (Form S-8 No. 333-28029) pertaining to The Interpublic Outside Directors' Stock Incentive Plan of The Interpublic Group of Companies, Inc., and (Form S-8 No. 33-42675) pertaining to the 1997 Performance Incentive Plan of The Interpublic Group of Companies, Inc.


Ernst & Young
London, England

September 8, 2000